EXHIBIT 1

*Convenience Translation Only

GPC Biotech AG

Planegg/Martinsried

- German Securities Identification Number (WKN) 585 150 -
- ISIN DE0005851505 -
- CUSIP 38386P108 -

We hereby invite

our distinguished shareholders to the

Annual Shareholders Meeting of GPC Biotech AG*

on Wednesday, May 24, 2006, at 10:00 a.m. at the Munich Conference Center (Konferenzzentrum München), Hanns-Seidel-Stiftung, Lazarett-Str. 33, 80636 Munich.

Agenda

Item 1

Presentation of the approved annual financial statements, with the management report for GPC Biotech AG and for the consolidated group for the 2005 fiscal year, together with the report of the Supervisory Board, and presentation of the approved consolidated financial statements

Item 2

Resolution regarding the discharge of the Management Board members from liability (Entlastung) for their actions during the 2005 fiscal year

The Supervisory Board and the Management Board propose that the members of the Management Board be discharged from liability for their actions during the 2005 fiscal year.

Item 3

Resolution regarding the discharge of the Supervisory Board members from liability for their actions during the 2005 fiscal year

The Supervisory Board and the Management Board propose that the members of the Supervisory Board be discharged from liability for their actions during the 2005 fiscal year.

Item 4

Resolution regarding the appointment of the statutory auditors for the 2006 fiscal year

The Supervisory Board proposes that the auditing firm of Ernst & Young AG, Wirtschaftsprüfungsgesellschaft, Arnulfstraße 126, 80636 Munich be appointed as statutory auditors for the 2006 fiscal year.

Item 5

Resolution regarding the election of James Frates to the Supervisory Board

The term of office of James Frates expires at the end of this Shareholders Meeting, and, as a result, a reelection is necessary.

The composition of the Supervisory Board is governed by Section 96 Para. 1 last sub-clause of the German Stock Corporation Act (Aktiengesetz). The Shareholders Meeting is not bound by election proposals.

The Supervisory Board proposes that,

James Frates,

Business Economist,

Cambridge, MA (USA)

be elected to the Supervisory Board, effective from the end of this Shareholders Meeting, until the end of the Annual Shareholders Meeting that resolves upon the discharge from liability for actions during the fiscal year ending on December 31, 2007.

Mr. James Frates holds no memberships on any supervisory boards or comparable bodies in Germany or abroad.

Item 6

Resolution regarding the election of Michael Lytton to the Supervisory Board

The term of office of Michael Lytton expires at the end of this Shareholders Meeting, and, as a result, a reelection is necessary.

The composition of the Supervisory Board is governed by Section 96 Para. 1 last sub-clause of the German Stock Corporation Act (Aktiengesetz). The Shareholders Meeting is not bound by election proposals.

The Supervisory Board proposes that,

Michael Lytton,

Attorney at Law,

Boston, MA (USA)

be elected to the Supervisory Board, effective from the end of this Shareholders Meeting, until the end of the Annual Shareholders Meeting that resolves upon the discharge from liability for actions during the fiscal year ending on December 31, 2007.

Mr. Michael Lytton holds memberships on the supervisory boards or comparable bodies in Germany and abroad of the following companies:

  Acambis plc

  Alantos Pharmaceuticals, Inc.

  Santhera Pharmaceuticals AG

  VaxInnate Corporation

  Enanta Pharmaceuticals, Inc.

  Decision Biomarkers, Inc.

  Rib-X Pharmaceuticals, Inc.

Item 7

Resolution regarding the election of Peter Preuss to the Supervisory Board

The term of office of Peter Preuss expires at the end of this Shareholders Meeting, and, as a result, a reelection is necessary.

The composition of the Supervisory Board is governed by Section 96 Para. 1 last sub-clause of the German Stock Corporation Act (Aktiengesetz). The Shareholders Meeting is not bound by election proposals.

The Supervisory Board proposes that,

Peter Preuss,

Mathematician,

San Diego, CA (USA)

be elected to the Supervisory Board, effective from the end of this Shareholders Meeting, until the end of the Annual Shareholders Meeting that resolves upon the discharge from liability for actions during the fiscal year ending on December 31, 2007.

Mr. Peter Preuss holds no memberships on any supervisory boards or comparable bodies in Germany or abroad.

Item 8

Amendment of the Articles of Association regarding the cash compensation of members of the Supervisory Board

The annual cash compensation of the Supervisory Board resolved by the Shareholders Meeting on August 31, 2004 shall be included in the articles of association.

The Management Board and Supervisory Board propose that the following be resolved:

Section 14 (1) of the Articles of Association shall be restated as follows:

"The chairman of the Supervisory Board shall receive an annual compensation in the amount of Euro 35,000, the deputy chairman of the Supervisory Board shall receive an annual compensation in the amount of Euro 25,000, and each additional member shall receive an annual compensation in the amount of Euro 15,000, in each case plus expenses and any value-added tax that may be imposed.

For their activity as chairman on one or more committees, the members of the Supervisory Board shall receive an additional annual compensation in the amount of Euro 5,000, and for their activity as a member on one or more committees, the members of the Supervisory Board shall receive an additional annual compensation in the amount of Euro 2,500, in each case plus any value-added tax that may be imposed.

Notwithstanding the foregoing, the chairman of the audit committee shall receive an additional annual compensation in the amount of Euro 10,000 and members of the audit committee shall receive an additional annual compensation in the amount of Euro 5,000. The members of the Supervisory Board who serve on the audit committee shall not receive any additional compensation for their activity in any other committees.

The compensation shall be paid out at the end of each fiscal year. Supervisory Board members, who were not in office during the entire fiscal year, shall receive one-twelfth of the compensation for every month of their activity commenced."

Item 9

Resolution regarding long-term performance-based compensation of the members of the Supervisory Board, amendment of the Articles of Association

The Management Board and Supervisory Board propose that the following be resolved:

1. Long-term performance-based compensation of the members of the Supervisory Board

Effective as of the end of this Shareholders Meeting on May 24, 2006, each member of the Supervisory Board shall receive 7,500 incentive rights annually as long-term performance-based compensation. The chairman of the Supervisory Board shall receive 15,000 incentive rights annually and the vice chairman of the Supervisory Board shall receive 11,250 incentive rights annually.

For their activity as chairman on one or more committees, the members of the Supervisory Board shall receive 5,000 incentive rights annually, and for their activity as a member of one or more committees, the members of the Supervisory Board shall receive 2,500 incentive rights annually.

Notwithstanding the foregoing, the chairman of the audit committee shall receive 7,500 incentive rights annually and members of the audit committee shall receive 3,750 incentive rights annually. The members of the Supervisory Board who serve on the audit committee shall not receive any additional incentive rights for their activity in any other committee.

The incentive rights will be issued on the first day of the first month following the annual shareholder meeting of each year, starting on June 1, 2006 (the "Issue Date").

An incentive right represents the right to claim the payment of the Exercise Price less the Basic Price after the end of the Holding Period (each as defined below).

The Basic Price equals the average Closing Price of the GPC Biotech AG ordinary bearer shares in the XETRA closing auction on the Frankfurt Stock Exchange for the five trading days preceding the Issue Date and the five trading days following the Issue Date.

The Exercise Price equals the average Closing Price of the GPC Biotech AG ordinary bearer shares in the XETRA closing auction on the Frankfurt Stock Exchange for the 60 trading days following the end of the Holding Period.

The Holding Period for the incentive rights begins on the Issue Date and ends with the acceptance of an NDA filing by the FDA for satraplatin for an indication other than second-line chemotherapy of hormone-refractory prostate cancer.

The exercise value is due 100 calendar days after the end of the Holding Period.

The members of the Supervisory Board will only receive the full exercise value if they are still members of the Supervisory Board or the respective committee at the end of the Holding Period. If a member leaves the Supervisory Board or the respective committee before the end of the Holding Period, this member will receive only a pro-rated exercise value. The pro-rated exercise value will be determined pro-rata, based on the length of the term of office, or membership on a committee during the Holding Period in proportion to the full Holding Period.

In the case of a change in control of GPC Biotech AG, as defined in the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz), the Holding Period will end on the acquisition date. In this case, the 60 trading days directly preceding the acquisition date will be used to determine the Exercise Price. The Exercise Price is due 100 days following the Holding Period.

Any transfer of the incentive rights, including assignment, sale, pledge, grant of sub-rights or the establishment of a trust, is forbidden. Any third-party transaction that is economically comparable to a sale of the incentive rights is also forbidden and will lead to a forfeiture of the granted incentive rights without replacement. In case of death of a member of the Supervisory Board, the incentive rights may be inherited without restrictions.

2. Section 14 of the Articles of Association (Compensation of the Supervisory Board) shall be amended by adding the following new paragraph 3:

"Effective as of the end of this Shareholders Meeting on May 24, 2006, each existing member of the Supervisory Board shall receive 7,500 incentive rights annually as long-term performance-based compensation. The chairman of the Supervisory Board shall receive 15,000 incentive rights annually and the vice chairman of the Supervisory Board shall receive 11,250 incentive rights annually.

For their activity as Chairman/Chairwoman on one or more committees, the members of the Supervisory Board shall receive 5,000 incentive rights annually, and for their activity as a member of one or more committees, the members of the Supervisory Board shall receive 2,500 incentive rights annually.

Notwithstanding the foregoing, the chairman of the audit committee shall receive 7,500 incentive rights annually and members of the audit committee shall receive 3,750 incentive rights annually. The members of the Supervisory Board who serve on the audit committee shall not receive any additional incentive rights for their activity in any other committee.

The incentive rights will be issued on the first day of the first month following the annual shareholder meeting of each year, starting on June 1, 2006 (the "Issue Date").

An incentive right represents the right to claim the payment of the Exercise Price less the Basic Price after the end of the Holding Period (each as defined below).

The Basic Price equals the average Closing Price of the GPC Biotech AG ordinary bearer shares in the XETRA closing auction on the Frankfurt Stock Exchange for the five trading days preceding the Issue Date and the five trading days following the Issue Date.

The Exercise Price equals to the average Closing Price of the GPC Biotech AG ordinary bearer shares in the XETRA closing auction on the Frankfurt Stock Exchange for the 60 trading days following the end of the Holding Period.

The Holding Period for the incentive rights begins on the Issue Date and ends with the acceptance of an NDA filing by the FDA for Satraplatin for an indication other than second-line chemotherapy of hormone refractory prostate cancer.

The exercise value is due 100 calendar days after the end of the Holding Period.

The members of the Supervisory Board will receive the full exercise value only if they are still members of the Supervisory Board or the respective committee at the end of the Holding Period. If a member leaves the Supervisory Board or the respective committee before the end of the Holding Period, this member will receive only a pro-rated exercise value. The pro-rated exercise value will be determined pro-rata, based on the length of the term of office, or membership on a committee, during the Holding Period in proportion to the full Holding Period.

In the case of a change in control of GPC Biotech AG, as defined in the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz), the Holding Period will end on the acquisition date. In this case, the 60 trading days directly preceding the acquisition date will be used to determine the Exercise Price. The Exercise Price is due 100 days following the Holding Period.

Any transfer of the incentive rights, including assignment, sale, pledge, grant of sub-rights or the establishment of a trust, is forbidden. Any third-party transaction that is economically comparable to a sale of the incentive rights is also forbidden and will lead to a forfeiture of the granted incentive rights without replacement. In case of death of a member of the Supervisory Board, the incentive rights may be transferred inherited without restrictions."

Item 10

Resolution regarding the authorization to issue convertible bonds and the creation of conditional capital for the issuance of conversion rights to members of the management bodies (Geschäftsführungsmitglieder) as well as employees of the Company and its affiliated subsidiary companies (nachgeordnete verbundene Unternehmen) in Germany and abroad; amendment of the Articles of Association

The Management Board and Supervisory Board propose that the following be resolved:

  Authorization to issue convertible bonds

The Management Board is authorized until June 30, 2009, to issue convertible bonds in an aggregate nominal amount of up to Euro 900,000, divided into up to 900,000 convertible bonds with a nominal value of Euro1.-- each (each a "Convertible Debenture") with a maximum term of ten years, once, several times, or -- in case of an expiration of granted Convertible Debenture through termination or for other reasons -- repeatedly to members of the management bodies and employees of the Company and affiliated subsidiary companies in Germany and abroad (the "Eligible Persons"). To the extent that Convertible Bonds are to be issued to members of the Company's Management Board, the Supervisory Board alone shall be authorized to issue them. Each Convertible Debenture shall entitle its holder to conversion into one ordinary bearer share with no par value of the Company (the "GPC Biotech Shares") pursuant to the terms hereinafter set forth. The Convertible Bonds shall be issued at their nominal value.

The Convertible Bonds may be offered to the Eligible Persons for subscription during the last 15 working days of each calendar month. The Convertible Bonds may be issued only to the Eligible Persons or to a credit institution under the condition to transfer them to the Eligible Persons prior to the expiration of the waiting period. The existing shareholders' statutory subscription rights (Bezugsrecht) to the Convertible Bonds are excluded.

The conversion rights may be exercised for the first time after the expiration of the waiting period. The waiting period commences on the date on which the Convertible Bonds are issued and ends on the second anniversary of the date of their issuance. After the expiration of the waiting period, 50% of the conversion rights from the Convertible Bonds issued in a single tranche may be exercised, and an additional 25% of the conversion rights from the Convertible Bonds that were issued in a single tranche may be exercised from the third and fourth anniversary of the date of their issuance, respectively. If the aforementioned percentages do not correspond to a whole number of Convertible Bonds, each number shall be rounded down to the next smaller whole number. After the expiration of the waiting period and subject (i) to the above restrictions and (ii) any additional mandatory legal provisions to the contrary, the exercise of the conversion rights shall be permitted until the end of their term on any banking day in Frankfurt am Main. The terms and conditions of the bonds may provide for additional exercise conditions. Conversion rights, which have not been exercised by the end of the term, shall expire without replacement or compensation.

A premium shall be paid upon exercising the conversion rights. The premium for each GPC Biotech Share, which is to be subscribed as a result of the conversion, shall amount to 100% of the conversion price, to be determined as hereinafter specified, minus Euro1.--.

The conversion price for the Convertible Bonds shall be the average Closing Price of the GPC Biotech Shares in the XETRA closing auction on the Frankfurt Stock Exchange (the "Closing Price") during the last five exchange trading days prior to the issuance of the Convertible Bonds, provided, however, that the conversion price shall at least equal the proportionate amount of the share capital allocable to one GPC Biotech Share.

The conversion rights may only be exercised if the Closing Price develops better than a reference index. The reference index shall be the stock index TecDax of the Frankfurt Stock Exchange (the "Price Index").

The Price Index and the Closing Price on the date on which the Convertible Bonds are issued shall serve as the starting point for the performance measurement. The Convertible Bonds may only be exercised if the Closing Price has developed better than the Price Index. The relevant comparison date for this shall be the date four weeks prior to the conversion.

Moreover, the Convertible Bonds may only be exercised during a period of six weeks starting on the second day after the publication of the quarterly reports and the annual financial statements, respectively (exercise period). Any exercise of the Convertible Bonds from December 24 until December 31 of each calendar year is excluded.

The Convertible Bonds shall be divided between the Eligible Persons as follows:

    650,000 Convertible Bonds to members of management bodies of the Company and of affiliated subsidiary companies in Germany and abroad; and

    250,000 Convertible Bonds to employees of the Company and of affiliated subsidiary companies in Germany and abroad.

The Convertible Bonds are not transferable. Special arrangements may be made in respect to death, retirement, as well as other special termination cases, including the spin-off or split-off of affiliated subsidiary companies in Germany and abroad or of business operations of the GPC Biotech Group.

The GPC Biotech shares shall participate in the profits -- to the extent that they are created through conversion prior to the beginning of the Company's Annual Shareholders Meeting -- from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the conversion.

The details of the additional conversion conditions shall be determined by the Management Board and, in respect to Convertible Bonds issued to members of the Management Board, by the Supervisory Board. These details include in particular the interest rate, provisions pertaining to the granting of Convertible Bonds and the related procedures, the granting of Convertible Bonds to individual Eligible Persons, determining causes for termination in the Company's interest and governing the individual termination details, determining the issuance date within the relevant issuance period as well as provisions pertaining to the treatment of conversion rights in special cases, particularly in cases of retirement, death, or disposal of a company or business operation from the GPC Biotech Group. The conversion conditions may provide for additional rules pertaining to the ability to exercise the conversion rights for the first time, particularly in cases where the employment relationship is temporarily suspended. The conversion conditions may also stipulate that the Company shall be authorized to pay out the value of the shares in cash, net of the premium or, to the extent permissible, deliver treasury shares or shares acquired for this purpose.

  Creation of an additional conditional capital

The Company's share capital shall be conditionally increased by up to Euro 900,000 against issuance of up to 900,000 new ordinary bearer shares with no par value. The conditional capital increase shall be used for granting Convertible Bonds to members of the management bodies and employees of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution under item 7, no. 1. The conditional capital increase shall be implemented only to the extent that the holders of Convertible Bonds convert. The shares shall participate in the profits -- to the extent that they are created through exercise prior to the beginning of the Company's Annual Shareholders Meeting -- from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through conversion.

The Management Board and, to the extent that the Management Board itself is affected, the Supervisory Board shall be authorized to determine the additional details of the implementation of the conditional capital increase.

The Supervisory Board shall be authorized to amend the wording of the Articles of Association to correspond to the utilization of the conditional capital.

3. Section 5 of the Articles of Association (Share Capital) shall be amended by adding the following new Paragraph 4 l:

"The Company's share capital is conditionally increased by up to Euro 900,000 against issuance of up to 900,000 new ordinary bearer shares with no par value. The conditional capital increase shall be used for granting Convertible Bonds to members of the management bodies and employees of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution passed by the Annual Shareholders Meeting of May 24, 2006 under item 10 no. 1. The conditional capital increase shall be implemented only to the extent that the holders of Convertible Bonds convert. The shares shall participate in the profits -- to the extent that they are created through conversion prior to the beginning of the Company's Annual Shareholders Meeting -- from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through conversion.

The Management Board and, to the extent that the Management Board itself is affected, the Supervisory Board is authorized to determine the additional details of the implementation of the conditional capital increase.

The Supervisory Board is authorized to amend the wording of the Articles of Association to correspond to the utilization of the conditional capital."

Item 11

Resolution regarding the issuance of stock options to employees of the Company and affiliated subsidiary companies in Germany and abroad (2006 Stock Option Plan), the creation of an additional conditional capital; amendment of the Articles of Association

A new 2006 Stock Option Plan shall be adopted and a new conditional capital shall be created in order to be able to grant stock options to employees of the Company and of affiliated companies in Germany and abroad.

The Management Board and Supervisory Board therefore propose that the following be resolved:

1. Authorization to grant stock options

The Management Board is authorized until June 30, 2009, to grant to employees of the Company and affiliated subsidiary companies in Germany and abroad stock options once, several times, or -- in case of an expiration of granted stock options through termination or for other reasons -- repeatedly for the subscription of up to 415,000 new ordinary bearer shares of the Company with no par value pursuant to the following conditions.

The Management Board of the Company may elect, in consultation with the Supervisory Board, whether the no-par value shares required to satisfy the exercised stock options shall be provided using the conditional capital to be created for this purpose by this Shareholders Meeting pursuant to item 11 no. 2 below or -- subject to an authorization by the Shareholders Meeting -- using treasury shares.

a) Groups of Eligible Persons:

The option rights may only be issued to employees of the Company and of affiliated subsidiary companies in Germany and abroad (the "Eligible Persons").

The details of the offering shall be determined by the Management Board.

The stock options are generally not transferable, unless they are transferred to a credit institution to be nominated by the Company after the expiration of the two-year waiting period pursuant to Section 193 Para. 2 No. 4 of the German Stock Corporation Act.

b) Subscription price:

Each stock option entitles its holder to subscribe for one ordinary bearer share of the Company with no par value (the "GPC Biotech Shares") pursuant to the option terms and conditions to be determined. The subscription price to be paid for the subscription of one no-par value share upon exercising the stock option shall be the average of the closing prices of the GPC Biotech Shares in the XETRA closing auction on the Frankfurt Stock Exchange (the "Closing Price") during the last five exchange trading days prior to the granting of the stock options, provided, however, that the conversion price shall at least equal the proportionate amount of the share capital allocable to one GPC Biotech Share.

c) Acquisition periods, term:

The stock options may be offered to the Eligible Persons during the last fifteen working days of each calendar month (acquisition period pursuant to Section 193 Para. 2 No. 4 of the German Stock Corporation Act).

The term of the stock options to be issued may amount to up to ten years after the date on which the subscription rights are granted. The option rights shall expire after the end of the term without replacement or compensation.

d) Waiting period:

The earliest date, on which Eligible Persons may exercise the stock options pursuant to Section 193 Para. 2 No. 4 of the German Stock Corporation Act is two years after the respective stock options were granted.

e) Exercise period:

Stock options may not be exercised from the date on which the Company submits an offer to its shareholders for the subscription of new shares or convertible bonds with conversion or option rights by written notice to all shareholders or through an announcement in the publications named in the Company's Articles of Association or in a mandatory stock exchange publication of the Frankfurt Stock Exchange until the end of the last day of the subscription period.

The stock options may also only be exercised during a period of six weeks starting on the second day after the publication of the quarterly reports and the annual financial statements, respectively (exercise period pursuant to Section 193 Para. 2 No. 4 of the German Stock Corporation Act). Any exercise of the stock options from December 24 until December 31 of each calendar year is excluded.

The Management Board shall be entitled to further restrict the exercise period.

f) Performance goals:

Notwithstanding lit. d) and e), the stock options may only be exercised if the Closing Price develops better than a reference index (performance goal pursuant to Section 193 Para. 2 No. 4 of the German Stock Corporation Act).

Reference index shall be the stock index TecDax of the Frankfurt Stock Exchange (the "Price Index").

The Price Index as well as the Closing Price on the date on which the stock options are issued shall serve as the starting point for the performance measurement. The stock options may only be exercised if the Closing Price has developed better than the Price Index. The relevant comparison date for this shall be the date four weeks prior to the exercise of the stock options.

g) Further provisions

The Management Board of the Company shall be authorized to determine the further details of the option terms and conditions as well as the issuance and characteristics of the subscribed shares.

This shall include in particular:

    details regarding the implementation of the program as well as the methods of granting and exercising of the stock options and also the provision of the subscribed shares in accordance with the stock exchange admission rules;

    rules pertaining to the treatment of option rights in special cases (e.g. third-party takeover of the Company, death or parental leave of the Eligible Persons);

    to determine causes for termination in the interest of the Company and to set detailed rules for methods of termination;

    any changes to the program that may become necessary due to changed general conditions.

h) Reporting obligation of the Management Board

The Management Board shall report about the granting of stock options and the exercise of stock options granted to the Eligible Persons in this context for each fiscal year in compliance with applicable statutory provisions in the respective notes to the annual financial statements or in the annual report (Section 285 sentence 9 a of the German Commercial Code (HGB); Section 160 Para. 1 sentence 5 of the German Stock Corporation Act).

2. Creation of an additional conditional capital

The Company's share capital shall be conditionally increased by up to Euro 415,000 against issuance of up to 415,000 new ordinary bearer shares with no par value. The conditional capital increase shall be used for granting stock options to employees of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution under item 11 no. 1. The conditional capital increase shall be implemented only to the extent that the holders of stock options exercise their rights. The shares shall participate in the profits -- to the extent that they are created through exercise prior to the beginning of the Company's Annual Shareholders Meeting -- from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of stock options.

The Management Board shall be authorized to determine the additional details of the implementation of the conditional capital increase.

The Supervisory Board shall be authorized to amend the wording of the Articles of Association to correspond to the utilization of the conditional capital.

3. Section 5 of the Articles of Association (Share Capital) shall be amended by adding the following new paragraph 4 m:

"The Company's share capital is conditionally increased by up to Euro 415,000 against issuance of up to 415,000 new ordinary bearer shares with no par value. The conditional capital increase shall be used for granting stock options to employees of the Company and affiliated subsidiary companies in Germany and abroad, in each case pursuant to the more detailed provisions of the authorizing resolution passed by the Annual Shareholders Meeting of May 24, 2006 under item 11, no. 1. The conditional capital increase shall be implemented only to the extent that the holders of stock options exercise their rights. The shares shall participate in the profits -- to the extent that they are created through exercise prior to the beginning of the Company's Annual Shareholders Meeting -- from the beginning of the previous fiscal year, otherwise from the beginning of the fiscal year during which they are created through the exercise of stock options.

The Management Board is authorized to determine the additional details of the implementation of the conditional capital increase.

The Supervisory Board is authorized to amend the wording of the Articles of Association to correspond to the utilization of the conditional capital."

Item 12

Resolution regarding the creation of a new Authorized Capital I/2006; amendment of the Articles of Association

The authorized capital in Sec. 5 par. 5 of the Articles of Associations expired on April 30, 2005. In place of this authorized capital a new authorized capital ("Authorized Capital I/2006") shall be created.

1. Creation of a new Authorized Capital I/2006

The Management Board shall be authorized to increase the Company's share capital until April 30, 2011, with the consent of the Supervisory Board, once or several times by up to a total of Euro4,300,000 by issuing up to 4,300,000 new ordinary bearer shares with no par value against contribution in cash and/or in kind ("Authorized Capital I/2006").

The Management Board shall be authorized to exclude existing shareholders' statutory subscription rights with the consent of the Supervisory Board once or several times,

    if the new shares are issued against contributions in kind;

    for the purpose of introducing the Company's stock to a foreign stock exchange or to increase the presence on foreign financial markets, and in this context also for covering any over-allotment option granted to the underwriting banks; and

    in order to exclude any fractional amounts from the subscription right.

The Management Board shall be authorized, with the consent of the Supervisory Board, to determine the additional terms and conditions of the share issuance under stock corporation law.

When issuing new shares, profit participation rules differing from Section 60 Para. 2 sentence 3 of the German Stock Corporation Act may be determined for such new shares.

The Supervisory Board shall be authorized to amend the wording of the Articles of Association to correspond to the utilization of the Authorized Capital I/2006.

2. Section 5 paragraph 5 (Share Capital) of the Articles of Association shall be restated as follows:

"The Management Board is authorized to increase the Company's share capital until April 30, 2011, with the consent of the Supervisory Board, once or several times by up to a total of Euro 4,300,000 by issuing up to 4,300,000 new ordinary bearer shares with no par value against contribution in cash and/or in kind ("Authorized Capital I/2006").

The Management Board is authorized to exclude existing shareholders' statutory subscription rights with the consent of the Supervisory Board once or several times,

    if the new shares are issued against contribution in kind;

    for the purpose of introducing the Company's stock to a foreign stock exchange or to increase the presence on foreign financial markets, and in this context also for covering any over-allotment option granted to the underwriting banks; and

    in order to exclude any fractional amounts from the subscription right.

The Management Board is authorized, with the consent of the Supervisory Board, to determine the additional terms and conditions of the share issuance under stock corporation law.

When issuing new shares, profit participation rules differing from Section 60 Para. 2 sentence 3 of the German Stock Corporation Act may be determined for such new shares.

The Supervisory Board is authorized to amend the wording of the Articles of Association to correspond to the utilization of the Authorized Capital I/2006."

Item 13

Resolution regarding the creation of a new Authorized CapitaI II/2006; amendment of the Articles of Association

A new authorized capital ("Authorized Capital II/2006") shall be created.

1. Creation of a new Authorized Capital II/2006

The Management Board shall be authorized to increase the Company's share capital until April 30, 2011, with the consent of the Supervisory Board, once or several times by up to a total of Euro3,300,000 by issuing up to 3,300,000 new ordinary bearer shares with no par value against contribution in cash ("Authorized Capital II/2006").

The Management Board shall be authorized to exclude existing shareholders' statutory subscription rights with the consent of the Supervisory Board once or several times,

    in the case of a capital increase against cash contributions if the issue price is not materially below the stock market price; provided, however, that this authorization shall only apply if the shares issued under exclusion of the subscription rights pursuant to Section 186 Para. 3 sentence 4 of the German Stock Corporation Act do not exceed 10% of the share capital at the time when this authorization becomes effective or when it is exercised, and only to the extent that no use has been made pursuant to Section 186 Para. 3 sentence 4 of the German Stock Corporation Act of the authorization to issue shares and convertible bonds in accordance with Item 9 of the Agenda of the Shareholders' Meeting of June 8, 2005 and of the authorization to issue shares in accordance with Item 10 of the Agenda of the Shareholders' Meeting of August 31, 2004; and

    in order to exclude any fractional amounts from the subscription right.

The Management Board shall be authorized, with the consent of the Supervisory Board, to determine the additional terms and conditions of the share issuance under stock corporation law.

When issuing new shares, profit participation rules differing from Section 60 Para. 2 sentence 3 of the German Stock Corporation Act may be determined for such new shares.

The Supervisory Board shall be authorized to amend the wording of the Articles of Association to correspond to the utilization of the Authorized Capital II/2006.

2. Section 5 paragraph 6 of the Articles of Association (Share Capital) shall be restated as follows:

"The Management Board is authorized to increase the Company's share capital until April 30, 2011, with the consent of the Supervisory Board, once or several times by up to a total of Euro3,300,000 by issuing up to 3,300,000 new ordinary bearer shares with no par value against contribution in cash ("Authorized Capital II/2006").

The Management Board is authorized to exclude existing shareholders' statutory subscription right with the consent of the Supervisory Board once or several times,

    if the new shares are issued against contribution in kind;

    for the purpose of introducing the Company's stock to a foreign stock exchange or to broaden the presence on foreign financial markets, and in this context also for covering any over-allotment option granted to the underwriting banks; and

      in the case of a capital increase against cash contributions if the issue price is not materially below the stock market price; provided, however, that this authorization shall only apply, if the shares issued under exclusion of the subscription right pursuant to Section 186 Para. 3 sentence 4 of the German Stock Corporation Act do not exceed 10% of the share capital at the time when this authorization becomes effective or when it is exercised, and only to the extent that no use has been made pursuant to Section 186 Para. 3 sentence 4 of the German Stock Corporation Act of the authorization to issue shares and convertible bonds in accordance with Item 9 of the Agenda of the Shareholders' Meeting of June 8, 2005 and of the authorization to issue shares in accordance with Item 10 of the Agenda of the Shareholders' Meeting of August 31, 2004; and

    in order to exclude any fractional amounts from the subscription right.

The Management Board is authorized, with the consent of the Supervisory Board, to determine the additional terms and conditions of the share issuance under stock corporation law.

When issuing new shares, profit participation rules differing from Section 60 Para. 2 sentence 3 of the German Stock Corporation Act may be determined for such new shares.

The Supervisory Board is authorized to amend the wording of the Articles of Association to correspond to the utilization of the Authorized Capital II/2006."

Reports of the Management Board to the Shareholders Meeting with respect to Items 10, 11, 12 and 13 of the Agenda

We herewith report to the Shareholders Meeting on Items 10, 11, 12 and 13 of the Agenda as follows:

Report on Item 10 of the Agenda pursuant to Section 221 Para. 4 sentence 2 in connection with Section 186 Para. 4 sentence 2 of the German Stock Corporation Act

Members of the management bodies and employees of the Company and of affiliated subsidiary companies in Germany and abroad are meant to participate in a success-oriented compensation system in the form of convertible bonds.

The establishment of an employee participation program is of extraordinary importance in order to create a special performance incentive and in order to be able to retain committed employees in the GPC Biotech Group on a long-term basis. In particular, regarding the establishment of a sales and marketing organization, which is necessary for the preparation of the market approval of satraplatin, it is very important to offer a success-oriented compensation to be able to hire highly qualified employees.

The issue price and conversion price of the new shares is the average of the closing prices of the Company's no-par value shares in the XETRA closing auction on the Frankfurt Stock Exchange (the "Closing Price") during the last five exchange trading days prior to the issuance of the convertible bonds, and therefore corresponds to the then current market price. In order to be able to convert the convertible bonds, the persons entitled to conversion must pay the conversion price per share minus Euro1.--, which has already been paid in as the nominal amount when the convertible bonds were issued. After the expiration of a two-year waiting period, 50% of the convertible bonds, and from each of the third and fourth anniversary of the date of their issuance, an additional 25% of the conversion rights may be exercised.

The convertible bonds may be converted only if the Closing Price has developed better than a reference index. The reference index is the stock index TecDax of the Frankfurt Stock Exchange (the "Price Index").

The Price Index as well as the Closing Price on the date on which the convertible bonds are issued shall serve as the starting point for the performance measurement. The convertible bonds may only be converted if the Closing Price has developed better than the Price Index. The relevant comparison date for this shall be the date four weeks prior to the conversion.

The conversion price is not tied to an absolute increase in the Company's share price but is contingent upon a relative increase of the share price compared with the Price Index (so-called relative performance). The convertible bonds may be converted only if the Closing Price has developed better than the Price Index. Linking the conversion right to the Price Index prevents the exploitation of coincidental benefits resulting from a general bull market (so-called windfall profits). On the other hand, the link to the Price Index allows the convertible bonds to retain their incentive effect even in a bear market.

The convertible bonds are not transferable. Special arrangements may be made in respect of death, retirement, as well as other special termination cases, including the spin-off or split-off of subsidiary affiliated companies in Germany and abroad or business operations of the GPC Biotech Group.

Due to the fact that the value of the convertible bonds depends on the development of the share price, it is not possible to state the exact expense to the Company at the time of this report. We present below, however, a benchmark figure of the overall economic costs for the Company in the context of a model calculation:

Assuming that the issue price for the convertible bonds amounts to Euro 13.50 on the issue date, an application of a mathematical model results in a market value of Euro 6.32 for each convertible bond. We explicitly point out that this is only a model calculation and that the assumed underlying issue price does not reflect the future development of the share price, but only constitutes an example in order to illustrate the potential overall costs of the program.

We also believe that the proposed compensation, taking into account other alternative structures and also considering the specific advantages and disadvantages of issuing stock options in the form of convertible bonds, is suitable, required, and reasonable in order to ensure an adequate compensation of the members of the management bodies (including members of the Management Board) as well as employees.

It is not possible to tie the success-oriented compensation to dividends, since the Company is not yet able to distribute profits. A success-oriented cash compensation of the members of the management bodies and employees of the Company and of affiliated subsidiary companies in Germany and abroad, granting a claim against the Company, the amount of which would depend on the price increases achieved (so-called phantom stock plan) might be considered. This alternative would, however, lead to a loss of liquidity for the Company and to a higher burden for the shareholders. Therefore, an incentive-based cash compensation could be part of the overall compensation package, but should certainly not be the only form of compensation. The same applies to tying cash compensation to other key performance indicators such as e.g. sales or enterprise value based on DCF (Discounted Cash Flow) or based on the EVA (Economic Value Added) model, since these alternatives would also lead to use of liquid funds.

Furthermore, the advantages of issuing convertible bonds also outweigh the potential disadvantages of this kind of program. This success-dependent compensation system is both liquidity preserving and significantly improves the Company's position when competing for internationally-renowned members of the management bodies as well as qualified employees.

We particularly believe that the so-called "dilution effect", i.e. a lower participation ratio of the existing shareholders as a consequence of the grant and exercise of the convertible bonds, respectively, is acceptable and constitutes only an immaterial disadvantage for the shareholders, since the maximum dilution amounts to less than 3.0%.

We do not see the danger of the share price being driven up speculatively in order to maximize the value of the convertible bonds both due to the relative exercise threshold and due to the professionalism of the members of the management, particularly of the Company's Management Board members. We assume an objective manner of working that is always oriented to the Company's success, which is not limited to short-term price increases. Also, when hiring new employees we always look for a high degree of professionalism, the goal of which is primarily the long-term increase of the enterprise value.

The insider problem created by the exercise of the convertible bonds is minimized since the Company's internal insider trading regulations must be complied with. This should effectively prevent a violation of the prohibition of insider trading.

In summary, it should be noted that the advantages of the chosen success-oriented compensation significantly outweigh its disadvantages so that it is suitable to achieve a long-term increase of the enterprise value.

Report on Item 11 of the Agenda

The issuance of stock options is still an important component of modern compensation systems and internationally -- particularly for companies operating in the biotechnology industry -- very common. GPC Biotech AG has been offering this compensation option to its committed employees since 1998. As a globally operating enterprise, GPC Biotech AG has to continue to create this option in order to be able to guarantee attractive employment conditions to the employees of the Company and of affiliated subsidiary companies in Germany and abroad compared with competitors.

Offering stock options is of particular importance in order to be able to compete with competitors in the U.S. who increasingly attempt to solicit employees away with large numbers of options.

In particular, regarding the establishment of a sales and marketing organization, which is necessary for the preparation of the market approval of satraplatin, it is very important to offer a success-oriented compensation to be able to hire highly qualified employees.

In addition, the issuance of stock options is intended to retain committed employees on a long-term basis.

Furthermore, an equity component of compensation tends to direct the interest of employees towards the business strategy of the Company and to motivate them to work for an increase in the Company's value. In this way, the interests of the employees, just as the interests of the Company's shareholders, are directed towards an increase in the Company's value.

Therefore, the Management Board and the Supervisory Board propose, in the context of GPC Biotech AG's Stock Option Program 2006, GPC Biotech AG to authorize the grant stock options for up to 415,000 new ordinary bearer shares without par value in GPC Biotech AG, and that the requisite conditional capital in an amount of Euro 415,000 be created. The issue price to be paid for subscribing to one no-par value share upon exercising the stock options corresponds to the average of the closing prices of the Company's no-par value shares in the XETRA closing auction (the "Closing Price") during the last five exchange trading days prior to the granting of the stock options and therefore corresponds to the then current market price. Also, the exercise of the stock options after the expiration of the two-year waiting period (and subject to certain exercise periods) is permitted only if the Closing Price has developed better than a reference index.

The stock index TecDax of the Frankfurt Stock Exchange shall serve as the reference index (the "Price Index"). The Price Index as well as the Closing Price on the date on which the stock options are issued shall serve as the starting point for the performance measurement. The stock options may only be exercised if the Closing Price has developed better than the Price Index. The relevant comparison date for this shall be the date four weeks prior to the exercise of the stock options.

The exercise price is not tied to an absolute increase in the Company's share price but is contingent upon a relative increase of the share price compared with the Price Index (so-called relative performance). The stock options may only be exercised if the Closing Price has developed better than the Price Index. Linking the exercise price to the Price Index avoids the exploitation of coincidental benefits resulting from a general bull market (so-called windfall profits). On the other hand, the link to the Price Index makes it possible for the stock options to retain their incentive effect even in a bear market.

The Supervisory Board and the Management Board are convinced that the proposed stock option plan is particularly well suited in order to prevail in the ongoing competition for qualified personnel and to retain employees, contributing to a further increase of the Company's value in the interest of the Company and of the shareholders.

Report on Item 12 of the Agenda pursuant to Sections 203 Para. 2 sentence 2, 186 Para. 4 sentence 2 of the German Stock Corporation Act

The creation of a new authorized capital is aimed at keeping the management in a position to strengthen the Company's equity or to acquire businesses, individual business operations, equity participations in companies, new technologies, additional products, or product candidates against issuance of shares. The proposal for the resolution provides for an authorization to exclude existing shareholders' subscription rights, which generally exist when utilizing authorized capital, for certain purposes that are identified individually in the resolution proposal in accordance with applicable statutory rules.

The proposed authorization of the Management Board for the exclusion of the subscription right in the context of increases of the share capital against contributions in kind is to enable the Company to have shares of the Company available for acquisitions on short notice without making use of the stock market, particularly of businesses or equity participations, patents, licenses, and products. GPC Biotech AG competes globally; in the interest of its shareholders, it has to be able to act quickly and flexibly in the international and regional markets. This also includes the acquisition of businesses or equity participations, patents, licenses, and products in order to improve the competitive position. The international economic developments show that corporate mergers and the acquisition of businesses or equity participations often involve larger transactions, which are paid for with corresponding large consideration. The same applies to patents, licenses, and products. These can often not be fully paid for in cash without compromising the liquidity of one's own business. It can be observed that the consideration paid in this context is increasingly comprised of shares of the acquiring company. The authorization proposed here is to provide GPC Biotech AG with the necessary flexibility to be able to make use of upcoming opportunities for the acquisition of businesses or participations, patents, licenses, and products quickly and flexibly, to the extent that the selected business, patent, or product, or the selected license can contribute to the Company's strategic development. The exclusion of the subscription right for the utilization of the Authorized Capital is to provide the Company with the opportunity to acquire businesses or equity participations, as well as patents, licenses, and products against delivery of new ordinary bearer shares with no par value of GPC Biotech AG. The proposed exclusion of existing shareholders' statutory subscription rights in the case of contributions in kind takes account of this.

The authorization to exclude the statutory subscription rights for fractional amounts serves to provide a practicable subscription ratio regarding the amount of the respective capital increase. Without this exclusion of the subscription right, the technical implementation of the capital increase would be made more difficult, particularly in the case of a capital increase by a round number. The new shares created as free fractional shares as a consequence of the exclusion of existing shareholders' statutory subscription rights are either realized through a sale on the stock exchange or in another way that is in the best interest of the Company.

The authorization of the management to exclude the statutory subscription rights in cases of capital increases against cash contributions is furthermore intended to serve the purpose of introducing the Company's shares on a foreign stock exchange or to increase the presence on foreign financial markets. The statutory subscription rights are also to be excluded in this case in order to cover any over-allotment option granted to the underwriting banks involved. The exclusion of the statutory subscription rights guarantees a meaningful placement volume and the optimum utilization of the new shares. Based on a widely-held and international financing basis, the Company should be better protected against fluctuations on the capital markets. An international investor structure also creates higher market liquidity and facilitates the acquisition of business participations through share exchanges in the respective country where the shares are listed. In this context, the shares are to be widely placed and shall only be sold subject to maximum amounts for each individual investor.

The Management Board will report at the Shareholders Meeting about any utilization of the authorized capital.

Report on Item 13 of the Agenda pursuant to Sections 203 Para. 2 sentence 2, 186 Para. 3 sentence 4, 186 Para. 4 sentence 2 of the German Stock Corporation Act

The authorization to issue new shares against cash contributions with an exclusion of existing shareholders' statutory subscription rights enables the Management Board, with the consent of the Supervisory Board, to exclude existing shareholders' statutory subscription rights pursuant to Section 186 Para. 3 sentence 4 of the German Stock Corporation Act. This is intended to enable the Management Board, with the consent of the Supervisory Board, to react to financing needs that may arise on short notice. Also, strategic equity participations by other companies in GPC Biotech AG are to be made possible. The proposal is within the limits of the statutory provisions and the shareholders' economic and voting interests are reasonably protected. The authorization is limited to a maximum of 10% of the share capital. The shareholders' dilution protection is taken into account through the commitment to place the new shares near the stock market price. When making use of the authorization, the Management Board will endeavor to achieve a placement of the new shares that has little effect on the market. The shareholders always have the possibility to maintain their percentage ownership by acquiring the necessary number of shares on the stock exchange.

The Management Board will report at the Shareholders Meeting about any utilization of the authorized capital.

Broadcast of the Shareholders Meeting

The speeches of the chairman of the Supervisory Board as well as of the members of the Management Board will be recorded on the day of the Shareholders Meeting and may be heard after the Shareholders Meeting on the Internet on the Company's website (www.gpc-biotech.com).

Participation in the Shareholders Meeting

Pursuant to Section 17 of the Company's Articles of Association, those shareholders are entitled to participate in the Shareholders Meeting and cast votes, who register by May 17, 2006 (midnight CET) at the latest at the following address

GPC Biotech AG

c/o Deutsche Bank AG

- General Meetings -

60272 Frankfurt am Main

and who present proof created by the registrar bank of being a shareholder of the Company at the beginning of May 3, 2006 (midnight CET). The registration and the proof are required in text form (Section 126 b German Civil Code -- Bürgerliches Gesetzbuch) in German or English.

The Company hereby notifies the shareholders that they may also arrange to have their votes exercised in the Shareholders Meeting through a proxy, for example, through a bank or a shareholders association.

The Company offers its shareholders as a special service the ability to authorize prior to the Shareholders Meeting voting proxies who are named by the Company and bound by instructions. The Management Board has appointed Ms. Barbara Müller and Mr. Martin Brändle as voting proxies for exercising the shareholders' voting rights in accordance with their instructions.

If shareholders would like to have their voting rights exercised by the Company's voting proxies, they are asked to have the admission card to be requested through their respective depository bank issued under their own name and to send the original admission card to the voting proxy (GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried, Germany). Furthermore, a power of attorney and voting instructions for the respective resolution proposals shall be sent to the voting proxy in writing (GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried, Germany) or by fax (0049(0)89/85652663). A form for issuing the instructions may be requested from the Company in writing (GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried, Germany), or by fax (0049(0)89/85652663), or downloaded from the Company's website (www.gpc-biotech.com/en/investor_relations/shareholders_meeting/index.html).

We would like to ask you to direct inquiries pertaining to the Shareholders Meeting and counter-motions with respect to a proposal of the Management Board and Supervisory Board relating to specific Agenda Items pursuant to Section 126 Para. 1 of the German Stock Corporation Act to the following address:

GPC Biotech AG

Investor Relations

Fraunhoferstr. 20

82152 Martinsried

Germany

Fax: + 49 (0)89 -- 85652663

Substantiated counter-motions with respect to the proposals of the Management Board and Supervisory Board relating to specific Agenda Items, which are received at the aforementioned address by midnight (CET) Wednesday, May 10, 2006, will be published after they are received under the URL www.gpc-biotech.com. Motions that are addressed differently will not be considered. Any comments of the management pertaining to the counter-motions will also be published after May 10, 2006 under the aforementioned URL.

We hereby point out the notification obligation pursuant to Sections 21 et seq. of the German Securities Trading Act and the legal consequence of the suspension of all rights arising from the shares in case of a breach of a notification obligation as stipulated under Section 28 of the German Securities Trading Act.

The documentation for the Shareholders Meeting referred to under item 1 of the Agenda and all other legally required documents for the Shareholders Meeting are available for download on the Internet under the URL www.gpc-biotech.com/en/investor_relations/shareholders_meeting/index.html and may be reviewed at the offices at the Company's registered seat and will also be sent to our shareholders upon request. The Shareholders Meeting will be held in German.

Martinsried, April 2006

GPC Biotech AG

The Management Board

Directions to the Munich Conference Center

(Konferenzzentrum München, Hanns-Seidel-Stiftung)

"Konferenzzentrum München"

Lazarettstr. 33

80636 Munich.

By Car:

From the Munich Ring Road ("Mittlerer Ring") turn onto Nymphenburger Straße or Dachauer Straße heading towards the city center until you get to Lazarettstraße.

By Public Transport:

Take underground line U1 (direction "Olympia-Einkaufszentrum") or U7 (direction "Rotkreuzplatz") to "Maillinger Straße" (two stops from Munich Central Station "Hauptbahnhof"). Take exit "Lazarettstraße" and follow signposts to "Deutsches Herzzentrum", approx. 500 meters from the underground station.

From Munich Airport:

By taxi (approx. 50 Euros) or "S-Bahn" train lines S1 or S8 (approx: 43 minutes; trains run every 20 minutes) to Munich Central Station ("Hauptbahnhof"). Change into underground line U1 (direction "Olympia-Einkaufszentrum") or U7 (direction "Rotkreuzplatz") to "Maillinger Straße" (two stops). Take exit "Lazarettstraße" and follow signposts to "Deutsches Herzzentrum", approx. 500 meters from the underground station.

Contact

Headquarters

GPC Biotech AG

Fraunhoferstr. 20

82152 Martinsried/Munich, Germany

Martin Braendle

Associate Director,

Investor Relations & Corporate Communications

Phone: +49(0)89/8565-2693

Fax: +49(0)89/8565-2663

In the U.S.:

Laurie Doyle

Associate Director,

Investor Relations & Corporate Communications

Phone: +17818909007 (ext. 267)

Fax: +17818909005